BLUE BIRD REPORTS FISCAL 2022
THIRD QUARTER RESULTS;
RECOVERY PLAN YIELDING RESULTS DESPITE CONTINUED CHALLENGING ENVIRONMENT;
FOCUSED ON ELECTRIC VEHICLE GROWTH

Net Sales of $206.1M and GAAP Net Loss of $6.4M
Adjusted EBITDA of $8.8M with 1,726 Buses Sold
Margin Expansion as Pricing Takes Hold
Strong Backlog of $700M and 6,300 Units
Electric Type C & D Bus Backlog of 380+ units

MACON, Ga. (August 10, 2022) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2022 third quarter results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended July 2, 2022	B/(W) 2021	Nine Months Ended July 2, 2022	B/(W) 2021
Unit Sales	1,726	(298)	4,806	38
GAAP Measures:
Revenue	$206.1	$9.4	$543.0	$51.2
Net Income	$(6.4)	$(10.8)	$(22.7)	$(24.8)
Diluted Earnings per Share	$(0.20)	$(0.36)	$(0.74)	$(0.82)
Non-GAAP Measures[1]:
Adjusted EBITDA	$8.8	$(4.4)	$1.7	$(24.8)
Adjusted Net Loss	$(2.9)	$(8.1)	$(15.0)	$(21.7)
Adjusted Diluted Loss per Share	$(0.09)	$(0.28)	$(0.49)	$(0.73)
1 Reconciliation to relevant GAAP metrics shown below

“The Blue Bird team continued to execute a rigorous plan to improve operations, reduce fixed costs, and recover economics through pricing. All new bus orders reflected a 25% price increase year over year. In addition, we partnered with our valued dealer network to recover substantial pricing on backlog units. Our previously forecasted plan is starting to pay off in 2H 2022, despite continued inflationary pressures and global supply chain disruptions,” said Matthew Stevenson, President and CEO of Blue Bird Corporation. “Demand for Blue Bird’s best-in-class school buses remains strong and we have expanded our leadership position in zero- and low-emission school buses with firm orders of over 380 electric school buses. We expect demand for our EV school buses to further increase as the EPA’s 2022 Clean School Bus Rebate Program will accelerate adoption of zero-emission student transportation across the United States.”

Added Stevenson: “Blue Bird continues to expand its portfolio of innovative products and services to develop a complete EV ecosystem for school districts, bus fleet operators, and its dealer network. We recently launched our Blue Bird Energy Services business which provides a comprehensive charging infrastructure for EV buses, including site engineering, permitting, construction, customizable hardware and software, warranties, and maintenance. We are also building on our collaboration with Lightning eMotors. Together, we announced a flexible Class 5-6 electric chassis which will enable a broad range of zero-emission vehicles, including last-mile delivery step vans, motorhomes, and other specialty vehicles. Upfitters have responded favorably to our groundbreaking electric vehicle platform. Next, we will team up again to launch a repower program in 2023 for gasoline- and propane-powered Blue Bird Vision Type C school buses. Blue Bird customers can future-proof their school bus fleet by purchasing gasoline- or propane-powered vehicles and converting them easily and cost-effectively to zero-emission, electric buses when needed in the years to come. The repower program represents an excellent bridge strategy to the electrification for school bus fleets. All these developments clearly demonstrate that Blue Bird is well-positioned to shape the future of the student transportation industry.”

2022 Guidance Revised
"We delivered strong improvement in our results in the third quarter, in-line-with our plan communicated during our previous earnings call. Margins are on track and improving, and aggressive cost control measures are in place. Despite these improvements, as we look ahead to Q4, production levels are still constrained by supply chain disruptions, and a recent temporary but critical supply shortage is limiting our EV production” said Razvan Radulescu, CFO of Blue Bird Corporation. “With the supply-constraint lower volumes, combined with the EV semiconductor part shortage, we are revising our guidance for fiscal 2022 to Net Revenue of $750-800M, Adj. EBITDA of $5-15M and Adj. Free Cash Flow of $(45)-(35)M, with the Free Cash Flow being driven by peaked inventory levels at the end of Q3.”

Fiscal 2022 Third Quarter Results

Net Sales
Net sales were $206.1 million for the third quarter of fiscal 2022, an increase of $9.4 million, or 4.8%, from prior year period. Bus sales increased $4.9 million, reflecting a 20.4% increase in average sales price per unit, which was partially offset by a 14.7% decrease in units booked. In the third quarter of fiscal 2022, 1,726 units were booked compared to 2,024 units booked for the same period in fiscal 2021. The decrease in units sold was primarily due to constraints in the Company's ability to produce and deliver buses due to shortages of critical components. The 20.4% increase in unit price for the third quarter of fiscal 2022 compared to the same period in fiscal 2021 reflects pricing actions taken by management as well as product and customer mix changes. Additionally, Parts sales increased $4.5 million for the third quarter of fiscal 2022 compared to the third quarter of fiscal 2021. This increase is primarily attributed to (a) more schools offering in-person learning during the 2021/2022 school year when compared with the 2020/2021 school year, which increased school bus units in operation and thus increased bus repair and maintenance activities and (b) pricing actions taken by management to offset increases in purchased parts costs.

Gross Profit
Third quarter gross profit of $21.6 million represented a decrease of $4.6 million from the third quarter of last year. The decrease was primarily driven by increases in manufacturing costs attributable to a) increased raw materials costs resulting from ongoing inflationary pressures, b) supply chain disruptions that resulted in higher purchase costs for components and freight and c) increased manufacturing inefficiencies resulting from the shortage of certain critical components that required more off-line labor to produce buses. Gross profit margin declined 2.8 points to 10.5%.

Net (Loss) Income
Net (loss) income was $(6.4) million for the third quarter of fiscal 2022, which was a $10.8 million decrease compared to the same period last year. The decrease in income was primarily driven by the $4.6 million decrease in gross profit, discussed above. Also contributing was an increase of $2.4 million in SG&A, primarily due to an increase in professional services, largely relating to several cost cutting and operational transformation initiatives. Additionally, there was a $1.0 million increase in income tax expense.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income was $(2.9) million, representing a decrease of $8.1 million compared with the same period last year. This decrease is primarily due to the $10.8 million increase in net loss, partially offset by a $3.0 million increase in operational transformation initiatives, net of tax.

Adjusted EBITDA
Adjusted EBITDA was $8.8 million, which was a decrease of $4.4 million compared with the third quarter last year. This decrease primarily results from the $10.8 million decrease in net income, as a result of the factors discussed above. This decrease was partially offset by a $4.1 million increase in operational transformation initiatives, $1.1 million increase in interest expense and $1.0 million increase in income tax expense as a result of the factors discussed above.

Conference Call Details

Blue Bird will discuss its third quarter 2022 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 1-844-826-3035 or 1-412-317-5195

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	July 2, 2022	October 2, 2021
Assets
Current assets
Cash and cash equivalents	$26,509	$11,709
Accounts receivable, net	13,004	9,967
Inventories	216,725	125,206
Other current assets	9,901	9,191
Total current assets	$266,139	$156,073
Property, plant and equipment, net	102,124	105,482
Goodwill	18,825	18,825
Intangible assets, net	47,936	49,443
Equity investment in affiliate	11,312	14,817
Deferred tax assets	10,706	4,413
Finance lease right-of-use assets	4,363	5,486
Other assets	1,765	1,481
Total assets	$463,170	$356,020
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$129,911	$72,270
Warranty	6,637	7,385
Accrued expenses	18,472	12,267
Deferred warranty income	7,152	7,832
Finance lease obligations	1,366	1,327
Other current liabilities	4,626	8,851
Current portion of long-term debt	18,563	14,850
Total current liabilities	$186,727	$124,782
Long-term liabilities
Revolving credit facility	$60,000	$45,000
Long-term debt	135,035	149,573
Warranty	9,507	11,165
Deferred warranty income	10,986	12,312
Deferred tax liabilities	3,883	3,673
Finance lease obligations	3,506	4,538
Other liabilities	11,880	14,882
Pension	19,659	22,751
Total long-term liabilities	$254,456	$263,894
Stockholders' equity (deficit)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at July 2, 2022 and October 2, 2021	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,990,860 and 27,205,269 shares outstanding at July 2, 2022 and October 2, 2021, respectively	3	3
Additional paid-in capital	172,814	96,170
Accumulated deficit	(56,417)	(33,753)
Accumulated other comprehensive loss	(44,131)	(44,794)
Treasury stock, at cost, 1,782,568 shares at July 2, 2022 and October 2, 2021	(50,282)	(50,282)
Total stockholders' equity (deficit)	$21,987	$(32,656)
Total liabilities and stockholders' equity (deficit)	$463,170	$356,020

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands of dollars except for share data)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$206,083	$196,659	$542,965	$491,791
Cost of goods sold	184,490	170,500	502,018	432,671
Gross profit	$21,593	$26,159	$40,947	$59,120
Operating expenses
Selling, general and administrative expenses	20,505	18,073	58,596	50,124
Operating profit (loss)	$1,088	$8,086	$(17,649)	$8,996
Interest expense	(3,908)	(2,805)	(9,481)	(7,069)
Interest income	—	—	—	1
Other income, net	735	426	2,215	1,491
Loss on debt modification	—	—	(561)	(598)
(Loss) income before income taxes	$(2,085)	$5,707	$(25,476)	$2,821
Income tax (expense) benefit	(2,860)	(1,892)	6,317	(888)
Equity in net (loss) income of non-consolidated affiliate	(1,490)	517	(3,505)	166
Net (loss) income	$(6,435)	$4,332	$(22,664)	$2,099

(Loss) earnings per share:
Basic weighted average shares outstanding	31,990,860	27,172,162	30,687,406	27,116,915
Diluted weighted average shares outstanding	31,990,860	27,428,877	30,687,406	27,337,360
Basic (loss) earnings per share	$(0.20)	$0.16	$(0.74)	$0.08
Diluted (loss) earnings per share	$(0.20)	$0.16	$(0.74)	$0.08

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
(in thousands of dollars)	July 2, 2022	July 3, 2021
Cash flows from operating activities
Net (loss) income	$(22,664)	$2,099
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	10,089	10,145
Non-cash interest expense	3,084	2,219
Share-based compensation	3,153	1,923
Equity in net loss (income) of non-consolidated affiliate	3,505	(166)
Loss (gain) on disposal of fixed assets	12	(681)
Impairment of fixed assets	1,354	—
Deferred taxes	(6,293)	350
Amortization of deferred actuarial pension losses	872	1,397
Loss on debt modification	561	598
Changes in assets and liabilities:
Accounts receivable	(3,037)	(2,828)
Inventories	(91,519)	(77,017)
Other assets	80	1,682
Accounts payable	56,280	55,150
Accrued expenses, pension and other liabilities	(9,928)	(9,109)
Total adjustments	$(31,787)	$(16,337)
Total cash used in operating activities	$(54,451)	$(14,238)
Cash flows from investing activities
Cash paid for fixed assets	$(4,748)	$(10,304)
Proceeds from sale of fixed assets	—	901
Total cash used in investing activities	$(4,748)	$(9,403)
Cash flows from financing activities
Revolving credit facility borrowings	$15,000	$—
Principal payments of senior term loan borrowings	(11,138)	(7,425)
Principal payments of finance lease borrowings	(993)	(1,147)
Cash paid for debt costs	(2,468)	(2,476)
Proceeds from Private Placement	75,000	—
Cash paid for stock issuance costs	(202)	—
Cash paid for repurchases of common stock in connection with employee stock award exercises	(1,503)	(518)
Cash received from employee stock option exercises	303	1,923
Total cash provided by (used in) financing activities	$73,999	$(9,643)
Change in cash and cash equivalents	14,800	(33,284)
Cash and cash equivalents, beginning of period	11,709	44,507
Cash and cash equivalents, end of period	$26,509	$11,223

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net (loss) income	$(6,435)	$4,332	$(22,664)	$2,099
Adjustments:
Interest expense, net (1)	3,976	2,887	9,696	7,321
Income tax expense (benefit)	2,860	1,892	(6,317)	888
Depreciation, amortization, and disposals (2)	3,642	2,851	10,787	10,118
Operational transformation initiatives	4,065	14	5,651	222
Share-based compensation	667	328	3,153	1,923
Product redesign initiatives	15	641	549	1,908
Restructuring and other charges	—	—	246	494
Costs directly attributed to the COVID-19 pandemic (3)	2	216	39	913
Loss on debt modification	—	—	561	598
Adjusted EBITDA	$8,792	$13,161	$1,701	$26,484
Adjusted EBITDA margin (percentage of net sales)	4.3%	6.7%	0.3%	5.4%

(1) Includes $0.1 million for both three month fiscal periods, and $0.2 million and $0.3 million for the nine months ended July 2, 2022 and July 3, 2021, respectively, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both three month fiscal periods, and $0.6 million for both the nine month fiscal periods, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(3) Primarily represents costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net cash used in operating activities	$(43,041)	$(3,040)	$(54,451)	$(14,238)
Cash paid for fixed assets	(1,270)	(3,297)	(4,748)	(10,304)
Free cash flow	$(44,311)	$(6,337)	$(59,199)	$(24,542)
Cash paid for product redesign initiatives	15	641	549	1,908
Cash paid for operational transformation initiatives / Other	4,065	(887)	5,651	(679)
Cash paid for restructuring charges	—	—	246	494
Cash paid for costs directly attributed to COVID-19	2	216	39	913
Adjusted free cash flow	(40,229)	(6,367)	(52,714)	(21,906)

Reconciliation of Net Loss to Adjusted Net (Loss) Income

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net (loss) income	$(6,435)	$4,332	$(22,664)	$2,099
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	3,049	11	4,238	167
Product redesign initiatives	11	481	412	1,431
Share-based compensation	500	246	2,365	1,442
Restructuring charges	—	—	185	371
Costs directly attributed to the COVID-19 pandemic (2)	2	162	29	685
Loss on debt modification	—	—	421	449
Adjusted net (loss) income, non-GAAP	$(2,873)	$5,231	(15,015)	6,643

(1) Amounts are net of estimated statutory tax rates of 25%.
(2) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Nine Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Diluted (loss) earnings per share	$(0.20)	$0.16	$(0.74)	$0.08
One-time charge adjustments, net of tax benefit or expense	0.11	0.03	0.25	0.16
Adjusted diluted earnings (loss) per share, non-GAAP	$(0.09)	$0.19	$(0.49)	$0.24
Weighted average dilutive shares outstanding	32,303,649	27,428,877	30,955,646	27,337,360